UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2018

MEDNAX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace

Sunrise, Florida 33323

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code (954) 384-0175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2018, MEDNAX, Inc., a Florida corporation (the “Company”), through a wholly-owned subsidiary, entered into an Employment Agreement with Mr. Stephen Farber (the “Employment Agreement”), who became Executive Vice President of the Company on August 27, 2018 (the “Effective Date”). The Company anticipates that Mr. Farber will assume the role of Chief Financial Officer of the Company in November 2018, following the Company’s release of its operating results for the period ending September 30, 2018, to succeed Ms. Vivian Lopez-Blanco, who recently announced her planned retirement from the Company. Ms. Lopez-Blanco will continue to serve the Company for a transitional period thereafter.

Prior to joining the Company, Mr. Farber, age 49, served as Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc. from February 2014 until its sale in July 2018. From May 2013 to December 2013, Mr. Farber served as Executive Vice President, Chief Restructuring Officer and Chief Financial Officer of Rural/Metro Corporation. Prior to joining Rural/Metro Corporation, Mr. Farber’s principal roles included serving from 2011 to 2012 as Executive-in-Residence with Warburg Pincus LLC, a global private equity firm, from 2006 to 2009 as Chairman and Chief Executive Officer of Connance, Inc., a predictive analytics provider to healthcare companies, and from 2002 to 2005 as Chief Financial Officer of Tenet Healthcare Corporation.

Pursuant to the Employment Agreement, Mr. Farber will receive an annual base salary of $550,000.00, subject to annual review by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). In addition, Mr. Farber will be eligible to receive an annual performance bonus in accordance with Compensation Committee-approved incentive programs, with a target bonus payment of at least 100% of his base salary and a maximum bonus potential of 200% of his base salary. The Employment Agreement also provides for Mr. Farber’s participation in customary Company benefit plans and incentive compensation plans.

On the Effective Date, the Company granted Mr. Farber 100,000 restricted shares of the Company’s common stock (the “Restricted Shares”) pursuant to the Mednax, Inc. Amended and Restated 2008 Incentive Compensation Plan, as amended (the “2008 Plan”), which Restricted Shares will vest as to 50% of such Restricted Shares on September 1, 2019, 30% of such Restricted Shares on September 1, 2020, and 20% of such Restricted Shares on September 1, 2021, subject to Mr. Farber’s continued service on each such anniversary in accordance with the terms of the 2008 Plan, except as otherwise provided in the Employment Agreement. Mr. Farber will also receive a $300,000 sign-on bonus within 30 days of the Effective Date, which he is required to reimburse to the Company if, prior to the one-year anniversary of the Effective Date, he terminates his employment with the Company other than for good reason or other than due to his death or disability.

Upon the termination of Mr. Farber’s employment for certain specified reasons, the Employment Agreement provides for severance payments of up to 18 to 24 months of Mr. Farber’s base salary and a pro rata bonus for the year in which his termination occurs, depending on the basis for termination, plus, in certain cases, the payment of an amount equal to the greater of (x) 1.5 times the Average Annual Performance Bonus (as defined in the Employment Agreement) and (y) Mr. Farber’s bonus for the year immediately preceding his termination, and the continuation of certain fringe benefits for specified periods. In addition, depending on the basis for Mr. Farber’s termination, all equity awards granted to him by the Company prior to such termination will become fully vested and, if applicable, exercisable.

The Employment Agreement provides for customary protections of the Company’s confidential information and intellectual property and that Mr. Farber will not, during the term of his employment and for a period of 18, 24 or 30 months thereafter, depending on the basis for termination, compete with the Company, hire away from or solicit to leave the Company its employees and independent contractors, or interfere in the Company’s relationships with its hospitals, other healthcare facilities, vendors, clients and other third parties.

The Employment Agreement has a three-year term and is subject to automatic renewals for successive one-year terms.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the terms of the Employment Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Employment Agreement, dated August 22, 2018, by and between MEDNAX Services, Inc. and Stephen Farber

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement, dated August 22, 2018, by and between MEDNAX Services, Inc. and Stephen Farber.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDNAX, INC.

Date: August 28, 2018	By:	/s/ Roger J. Medel, M.D.
Roger J. Medel, M.D. Chief Executive Officer